Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
www.airproducts.com

Air Products Reports Strong Fiscal 2019 First Quarter Results

Q1 FY19 (all from continuing operations; comparisons versus prior year):

•	GAAP EPS of $1.57, up 124 percent; GAAP net income of $348 million

•	Adjusted EPS of $1.86*, up four percent; adjusted EPS up nine percent excluding the impact of a plant sale in the prior-year quarter

•	Adjusted EBITDA margin of 35.7 percent*, up 250 basis points

Q1 FY19 Highlights

•	Lu'An gasification project continues to drive sales and profit growth

•	Investments around the world, including second liquid hydrogen plant in California, new air separation unit (ASU) in Minnesota, ASU plant onstream in India, and helium investments in Algeria

•	Awarded sixth on-site nitrogen facility in Tianjin, China to supply major electronic components manufacturer’s new production line

•	37th consecutive year of dividend increase, with $1 billion expected to be paid to shareholders in 2019

Guidance

•
Maintaining fiscal 2019 full-year adjusted EPS guidance of $8.05 to $8.30* per share, up 10 percent* at midpoint over prior year; fiscal 2019 second quarter adjusted EPS guidance of $1.80 to $1.90 per share*, up eight percent* at midpoint over fiscal 2018 second quarter

•	Continue to expect fiscal year 2019 capital spending of $2.3 to $2.5 billion

*The results and guidance in this release, including in the highlights above, include references to non-GAAP continuing operations measures and are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP results can be found below.

LEHIGH VALLEY, Pa. (January 25, 2019) – Air Products (NYSE:APD) reported GAAP net income from continuing operations of $348 million and GAAP diluted EPS from continuing operations of $1.57 for its fiscal first quarter ended December 31, 2018. These results include a net $0.29 EPS charge from non-GAAP items.
On a non-GAAP basis, quarterly adjusted net income from continuing operations of $410 million and diluted adjusted EPS from continuing operations of $1.86 both increased four percent over the prior year. Excluding the impact of a plant sale in the prior year, diluted adjusted EPS from continuing operations increased nine percent.
First quarter sales of $2.2 billion were flat with the prior year, as one percent higher pricing and five percent higher energy pass-through were offset by three percent lower volumes and two percent unfavorable currency. In addition, a modification to an existing contract in India reduced sales by one percent but had no impact on profits. Excluding the prior-year plant sale, the India contract modification, and the Jazan project, sales were up nine percent. Excluding Jazan and the plant sale, volumes grew five percent, driven by positive base volumes in all three regions and the full onstream of the Lu'An gasification facility in Asia. Pricing improved in all three regions.

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Adjusted EBITDA of $795 million increased eight percent over the prior year, driven by the higher volumes, positive pricing and higher equity affiliate income, partially offset by higher costs and unfavorable currency. Excluding the prior-year plant sale, adjusted EBITDA increased 12 percent. Adjusted EBITDA margin of 35.7 percent increased 250 basis points over the prior year.
Commenting on the results, Seifi Ghasemi, chairman, president and chief executive officer, said, "Delivering our 19th consecutive quarter of adjusted EPS growth, Air Products colleagues are executing against our Five-Point Plan to sustain the lead and be the best performing industrial gas company in the world. On an underlying basis, we delivered nearly 10 percent adjusted EPS growth, despite a headwind from currency. I am very proud of the team's efforts to safely execute very large and complex projects while at the same time, continuing to serve and innovate for customers across dozens of industries. Meanwhile, with our very strong financial position and significant cash flow, we can continue to invest in value-creating projects to profitably grow the company while also continuing to return cash to our shareholders. With the dividend increase we announced yesterday, we expect to return about $4.64 per share, or about $1 billion in cash, to our shareholders over the next year," he added.

First Quarter Results by Business Segment

•
Industrial Gases – Americas sales of $989 million increased nine percent over prior year. Volumes and pricing each contributed two percent and higher energy pass-through added seven percent, partially offset by two percent unfavorable currency. New plants and merchant volumes were positive, partially offset by refinery customer planned maintenance outages. Adjusted EBITDA of $367 million increased four percent over the prior year, as the improved volumes and pricing, as well as higher equity affiliate income, were partially offset by increased costs. Adjusted EBITDA margin of 37.1 percent declined 180 basis points from the prior year; excluding the impact of higher energy pass-through, adjusted EBITDA margin was up 50 basis points.

•
Industrial Gases – EMEA sales of $524 million increased two percent over prior year. Positive pricing contributed two percent, higher volumes contributed one percent, and higher energy pass-through added six percent, partially offset by four percent unfavorable currency and three percent from the India contract modification. Adjusted EBITDA of $166 million decreased one percent from prior year, as good business performance was offset by unfavorable currency. Adjusted EBITDA margin of 31.6 percent decreased 70 basis points; excluding the impact of higher energy pass-through, adjusted EBITDA margin was up 80 basis points.

•
Industrial Gases – Asia sales of $627 million decreased three percent from prior year. Excluding the impact of the prior-year plant sale, sales increased 16 percent, with volumes up 17 percent, largely from the Lu'An gasification project. Pricing increased one percent, representing the seventh consecutive quarter of year-over-year improvement, and currency was negative three percent. Adjusted EBITDA of $298 million increased 21 percent, and adjusted EBITDA margin of 47.5 percent was up 920 basis points over prior year. Excluding the prior-year plant sale, adjusted EBITDA increased 33 percent and adjusted EBITDA margin was up 470 basis points on strong volumes and higher pricing, as well as productivity.

Outlook
Ghasemi said, "We do not control events that impact economies around the world, but we do control the operational performance of Air Products. Therefore, we continue to feel confident that we will deliver on our previous adjusted EPS guidance for fiscal year 2019."

Air Products continues to expect full-year fiscal 2019 adjusted EPS of $8.05 to $8.30 per share, up 10 percent at midpoint over prior year. For the fiscal 2019 second quarter, Air Products expects adjusted EPS of $1.80 to 1.90 per share, up eight percent at midpoint over the fiscal 2018 second quarter.
Air Products continues to expect capital expenditures in the range of $2.3 to $2.5 billion for full-year fiscal 2019.
Effective October 1, 2018, Air Products adopted the new revenue recognition standard, which had no material impact on the company’s financial statements. Management has provided adjusted EPS on a continuing operations basis. While Air Products might have additional impacts from the U.S. Tax Cuts and Jobs Act adopted in late 2017, or incur additional costs for items such as cost reduction actions and pension settlements in future periods, it is not possible, without unreasonable efforts, to identify the amount or significance of these events or the potential for other transactions that may impact future GAAP EPS or the effective tax rate. Management does not believe these items to be representative of underlying business performance. Management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS to a comparable GAAP range.

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Earnings Teleconference
Access the Q1 earnings teleconference scheduled for 10:00 a.m. Eastern Time on January 25, 2019 by calling 323-994-2093 and entering passcode 1982379, or access the Event Details page on Air Products’ Investor Relations web site.

About Air Products
Air Products (NYSE:APD) is a world-leading Industrial Gases company in operation for over 75 years. The Company provides industrial gases and related equipment to dozens of industries, including refining, chemical, metals, electronics, manufacturing, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment.
The Company had fiscal 2018 sales of $8.9 billion from operations in 50 countries and has a current market capitalization of about $35 billion. Approximately 16,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com.

NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance, business outlook and investment opportunities. These forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, supply and demand dynamics in market segments we serve, or in the financial markets; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, contract terminations or customer cancellations or postponement of projects and sales; future financial and operating performance of major customers and joint venture partners; our ability to develop, implement, and operate new technologies, or to execute the projects in our backlog; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax or other legislation, as well as regulations affecting our business and related compliance requirements, including regulations related to global climate change; changes in tax rates and other changes in tax law; the timing, impact and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems; catastrophic events, such as natural disasters, acts of war, or terrorism; the impact of price fluctuations in natural gas and disruptions in markets and the economy due to oil price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in interest rates and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of raw materials; the success of productivity and operational improvement programs; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2018. Except as required by law, the Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com

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* Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for per share data)
The Company has presented certain financial measures on a non-GAAP (“adjusted”) basis and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. The Company believes these non-GAAP measures provide investors, potential investors, securities analysts, and others with useful information to evaluate the performance of the business because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
In many cases, our non-GAAP measures are determined by adjusting the most directly comparable GAAP financial measure to exclude certain disclosed items (“non-GAAP adjustments”) that we believe are not representative of the underlying business performance. For example, in fiscal years 2017 and 2016, we restructured the Company to focus on its core Industrial Gases business. This resulted in significant cost reduction and asset actions that we believe were important for readers to understand separately from the performance of the underlying business. Additionally, we have recorded discrete impacts associated with the Tax Act since its enactment in December 2017. The reader should be aware that we may incur similar expenses in the future. Readers should also consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
The tax impact on our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax expense impact of the transactions and is impacted primarily by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
CONSOLIDATED RESULTS

	Continuing Operations
Q1 2019 vs. Q1 2018	Operating Income	Operating Margin(A)		Equity Affiliates' Income	Income Tax Provision	Net Income	Diluted EPS
2019 GAAP	$455.0	20.5%		$52.9	$132.1	$347.5	$1.57
2018 GAAP	460.7	20.8%		13.8	291.8	155.6	.70
Change GAAP	($5.7)	(30	)bp	$39.1	($159.7)	$191.9	$.87
% Change GAAP	(1)%			283%	(55)%	123%	124%
2019 GAAP	$455.0	20.5%		$52.9	$132.1	$347.5	$1.57
Facility closure	29.0	1.3%		—	6.9	22.1	.10
Tax reform repatriation	—	—%		—	15.6	(15.6)	(.07)
Tax reform adjustment related to deemed foreign dividends	—	—%		—	(56.2)	56.2	.26
2019 Non-GAAP Measure	$484.0	21.8%		$52.9	$98.4	$410.2	$1.86
2018 GAAP	$460.7	20.8%		$13.8	$291.8	$155.6	$.70
Tax reform repatriation	—	—%		32.5	(420.5)	453.0	2.06
Tax reform rate change and other	—	—%		—	214.0	(214.0)	(.97)
2018 Non-GAAP Measure	$460.7	20.8%		$46.3	$85.3	$394.6	$1.79
Change Non-GAAP Measure	$23.3	100	bp	$6.6	$13.1	$15.6	$.07
% Change Non-GAAP Measure	5%			14%	15%	4%	4%

(A)	Operating margin is calculated by dividing operating income by sales.

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The table below reflects what adjusted diluted EPS would have been excluding the impact of a prior-year plant sale:

	Three Months Ended
	31 December
	2018	2017	Change	% Change
Non-GAAP Diluted EPS	$1.86	$1.79	$.07	4%
Plant sale	—	(.08)
Non-GAAP Diluted EPS – Excluding the plant sale	$1.86	$1.71	$.15	9%

Below is a reconciliation of consolidated operating income to segment total operating income:

	Three Months Ended
	31 December
Operating Income	2018	2017
Consolidated total	$455.0	$460.7
Facility closure	29.0	—
Segment total	$484.0	$460.7
Below is a reconciliation of consolidated equity affiliates' income to segment total equity affiliates' income:

	Three Months Ended
	31 December
Equity Affiliates' Income	2018	2017
Consolidated total	$52.9	$13.8
Tax reform repatriation - equity method investment	—	32.5
Segment total	$52.9	$46.3

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ADJUSTED EBITDA
We define Adjusted EBITDA as income from continuing operations (including noncontrolling interests) excluding certain disclosed items, which the Company does not believe to be indicative of underlying business trends, before interest expense, other non‑operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance.
Below is a reconciliation of income from continuing operations on a GAAP basis to adjusted EBITDA:

2019	Q1	Q2	Q3	Q4	FY2019
Income From Continuing Operations(A)	$357.0				$357.0
Add: Facility closure	29.0				29.0
Add: Interest expense	37.3				37.3
Less: Other non-operating income (expense), net	18.5				18.5
Add: Income tax provision	132.1				132.1
Add: Depreciation and amortization	258.0				258.0
Adjusted EBITDA	$794.9				$794.9
2018	Q1	Q2	Q3	Q4	FY2018
Income From Continuing Operations(A)	$162.7	$423.6	$444.7	$459.7	$1,490.7
Less: Change in inventory valuation method	—	—	—	24.1	24.1
Add: Interest expense	29.8	30.4	34.9	35.4	130.5
Less: Other non-operating income (expense), net	9.8	11.1	12.8	(28.6)	5.1
Add: Income tax provision	291.8	56.2	107.1	69.2	524.3
Add: Depreciation and amortization	227.9	240.0	245.6	257.2	970.7
Add: Tax reform repatriation - equity method investment	32.5	—	—	(4.0)	28.5
Adjusted EBITDA	$734.9	$739.1	$819.5	$822.0	$3,115.5

(A)	Includes net income attributable to noncontrolling interests.

Q1 2019 vs. Q1 2018	Q1
Change GAAP
Income from continuing operations change	$194.3
Income from continuing operations % change	119%
Change Non-GAAP
Adjusted EBITDA change	$60.0
Adjusted EBITDA % change	8%

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Below is a reconciliation of segment operating income to adjusted EBITDA:

	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia		Industrial Gases– Global	Corporate and other	Segment Total
GAAP MEASURE
Three Months Ended 31 December 2018
Operating income (loss)	$219.2		$105.6		$201.8		$3.9	($46.5)	$484.0
Operating margin	22.2%		20.1%		32.2%				21.8%
Three Months Ended 31 December 2017
Operating income (loss)	$217.2		$104.5		$175.5		$9.5	($46.0)	$460.7
Operating margin	23.9%		20.3%		27.3%				20.8%
Operating income (loss) change	$2.0		$1.1		$26.3		($5.6)	($.5)	$23.3
Operating income (loss) % change	1%		1%		15%		(59)%	(1)%	5%
Operating margin change	(170	) bp	(20	) bp	490	bp			100	bp
NON-GAAP MEASURE
Three Months Ended 31 December 2018
Operating income (loss)	$219.2		$105.6		$201.8		$3.9	($46.5)	$484.0
Add: Depreciation and amortization	125.6		46.3		79.9		2.1	4.1	258.0
Add: Equity affiliates' income	22.6		13.7		16.2		.4	—	52.9
Adjusted EBITDA	$367.4		$165.6		$297.9		$6.4	($42.4)	$794.9
Adjusted EBITDA margin	37.1%		31.6%		47.5%				35.7%
Three Months Ended 31 December 2017
Operating income (loss)	$217.2		$104.5		$175.5		$9.5	($46.0)	$460.7
Add: Depreciation and amortization	117.8		49.1		56.8		1.6	2.6	227.9
Add: Equity affiliates' income	18.6		13.1		14.2		.4	—	46.3
Adjusted EBITDA	$353.6		$166.7		$246.5		$11.5	($43.4)	$734.9
Adjusted EBITDA margin	38.9%		32.3%		38.3%				33.2%
Adjusted EBITDA change	$13.8		($1.1)		$51.4		($5.1)	$1.0	$60.0
Adjusted EBITDA % change	4%		(1)%		21%		(44)%	2%	8%
Adjusted EBITDA margin change	(180	) bp	(70	) bp	920	bp			250	bp

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INCOME TAXES
The tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax expense associated with each adjustment and is primarily dependent upon the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions. For additional discussion on the impacts of our non-GAAP tax adjustments, including those resulting from the U.S. Tax Cuts and Jobs Act, refer to Note 1, Income Taxes, to the consolidated financial statements.

	Effective Tax Rate
	Three Months Ended 31 December
	2018	2017
Income Tax Provision—GAAP	$132.1	$291.8
Income From Continuing Operations Before Taxes—GAAP	$489.1	$454.5
Effective Tax Rate—GAAP	27.0%	64.2%
Income Tax Provision—GAAP	$132.1	$291.8
Facility closure	6.9	—
Tax reform repatriation	15.6	(420.5)
Tax reform adjustment related to deemed foreign dividends	(56.2)	—
Tax reform rate change and other	—	214.0
Income Tax Provision—Non-GAAP Measure	$98.4	$85.3
Income From Continuing Operations Before Taxes—GAAP	$489.1	$454.5
Facility closure	29.0	—
Tax reform repatriation - equity method investment	—	32.5
Income From Continuing Operations Before Taxes—Non-GAAP Measure	$518.1	$487.0
Effective Tax Rate—Non-GAAP Measure	19.0%	17.5%

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CAPITAL EXPENDITURES
We define capital expenditures as cash flows for additions to plant and equipment, acquisitions (less cash acquired), and investment in and advances to unconsolidated affiliates. The components of our capital expenditures are detailed in the table below:

	Three Months Ended
	31 December
	2018	2017
Additions to plant and equipment	$403.4	$256.6
Acquisitions, less cash acquired	—	237.1
Capital expenditures	$403.4	$493.7
We expect capital expenditures for fiscal year 2019 to be approximately $2,300 to $2,500.

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RETURN ON CAPITAL EMPLOYED (ROCE)
Return on capital employed (ROCE) is calculated on a continuing operations basis as earnings after-tax divided by five-quarter average total capital. Earnings after-tax is calculated based on trailing four quarters and is defined as the sum of net income from continuing operations attributable to Air Products, interest expense, after-tax, at our effective quarterly tax rate, and net income attributable to noncontrolling interests. This non-GAAP measure has been adjusted for the impact of the disclosed items detailed below. Total capital consists of total debt and total equity less noncontrolling interests and total assets of discontinued operations.

	2019		2018				2017
	Q1		Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net income from continuing operations attributable to Air Products	$347.5		$452.9	$430.7	$416.4	$155.6	$474.2	$104.2	$304.4
Interest expense	37.3		35.4	34.9	30.4	29.8	30.8	29.8	30.5
Interest expense tax impact	(10.1)		(4.6)	(6.8)	(3.6)	(19.1)	.1	(13.6)	(7.1)
Interest expense, after-tax	27.2		30.8	28.1	26.8	10.7	30.9	16.2	23.4
Net income attributable to noncontrolling interests of continuing operations	9.5		6.8	14.0	7.2	7.1	6.3	2.2	5.7
Earnings After-Tax—GAAP	$384.2		$490.5	$472.8	$450.4	$173.4	$511.4	$122.6	$333.5

Disclosed items, after-tax
Change in inventory valuation method	$—		$(17.5)	$—	$—	$—	$—	$—	$—
Facility closure	22.1		—	—	—	—	—	—	—
Tax benefit associated with business separation	—		—	—	—	—	—	(8.2)	—
Cost reduction and asset actions	—		—	—	—	—	30.9	30.0	7.2
Goodwill and intangible asset impairment charge	—		—	—	—	—	—	154.1	—
Gain on land sale	—		—	—	—	—	(7.6)	—	—
Equity method investment impairment charge	—		—	—	—	—	—	79.5	—
Pension settlement loss	—		33.2	—	—	—	.6	3.4	2.6
Tax reform repatriation	(15.6)		24.1	—	—	453.0	—	—	—
Tax reform adjustment related to deemed foreign dividends	56.2		(56.2)	—	—	—	—	—	—
Tax reform rate change and other	—		2.2	—	—	(214.0)	—	—	—
Tax restructuring	—		3.1	—	(38.8)	—	—	—	—
Tax election benefit	—		—	—	—	—	(111.4)	—	—
Earnings After-Tax—Non‑GAAP	$446.9		$479.4	$472.8	$411.6	$412.4	$423.9	$381.4	$343.3

Total Capital
Short-term borrowings	$23.0		$54.3	$90.4	$112.5	$87.1	$144.0	$143.4	$122.3	$156.1
Current portion of long-term debt	430.3		406.6	5.0	11.6	11.3	416.4	416.0	420.5	873.3
Long-term debt	2,954.4		2,967.4	3,377.1	3,442.4	3,414.9	3,402.4	3,366.6	3,300.4	3,289.0
Long-term debt – related party	360.2		384.3	398.7	—	—	—	—	—	—
Total Debt	3,767.9		3,812.6	3,871.2	3,566.5	3,513.3	3,962.8	3,926.0	3,843.2	4,318.4
Total Equity	11,203.4		11,176.3	10,810.0	10,693.2	10,321.2	10,185.5	9,509.9	9,420.2	7,261.1
Assets of discontinued operations	—		—	—	—	(10.2)	(10.2)	(9.8)	(9.8)	(860.2)
Total Capital	$14,971.3		$14,988.9	$14,681.2	$14,259.7	$13,824.3	$14,138.1	$13,426.1	$13,253.6	$10,719.3

Earnings After Tax—GAAP	$1,797.9					$1,140.9
Five-quarter average total capital	14,545.1					13,072.3
ROCE—GAAP items	12.4%					8.7%
Change GAAP-based Measure	370	bp

Earnings After Tax—Non-GAAP	$1,810.7					$1,561.0
Five-quarter average total capital	14,545.1					13,072.3
ROCE—Non-GAAP items	12.4%					11.9%
Change Non-GAAP-based Measure	50	bp

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OUTLOOK
Guidance provided is on a non-GAAP continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance. While we might have additional impacts from the Tax Act or incur additional costs for items such as cost reduction actions and pension settlements in future periods, it is not possible, without unreasonable efforts, to identify the amount or significance of these events or the potential for other transactions that may impact future GAAP EPS. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q2	Full Year
2018 GAAP	$1.89	$6.59
Change in inventory valuation method	—	(.08)
Pension settlement loss	—	.15
Tax reform repatriation	—	2.16
Tax reform adjustment related to deemed foreign dividends	—	(.25)
Tax reform rate change and other	—	(.96)
Tax restructuring	(.18)	(.16)
2018 Non-GAAP Measure	$1.71	$7.45
2019 Non-GAAP Outlook	1.80–1.90	8.05–8.30
Change Non-GAAP	.09–.19	.60–.85
% Change Non-GAAP	5%–11%	8%–11%

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended
	31 December
(Millions of dollars, except for share and per share data)	2018	2017
Sales	$2,224.0	$2,216.6
Cost of sales	1,544.0	1,571.8
Facility closure	29.0	—
Selling and administrative	189.6	191.6
Research and development	15.0	14.6
Other income (expense), net	8.6	22.1
Operating Income	455.0	460.7
Equity affiliates' income	52.9	13.8
Interest expense	37.3	29.8
Other non-operating income (expense), net	18.5	9.8
Income From Continuing Operations Before Taxes	489.1	454.5
Income tax provision	132.1	291.8
Income From Continuing Operations	357.0	162.7
Loss From Discontinued Operations, net of tax	—	(1.0)
Net Income	357.0	161.7
Net Income Attributable to Noncontrolling Interests of Continuing Operations	9.5	7.1
Net Income Attributable to Air Products	$347.5	$154.6
Net Income Attributable to Air Products
Income from continuing operations	$347.5	$155.6
Loss from discontinued operations	—	(1.0)
Net Income Attributable to Air Products	$347.5	$154.6
Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.58	$.71
Loss from discontinued operations	—	—
Net Income Attributable to Air Products	$1.58	$.71
Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.57	$.70
Loss from discontinued operations	—	—
Net Income Attributable to Air Products	$1.57	$.70
Weighted Average Common Shares – Basic (in millions)	219.9	218.9
Weighted Average Common Shares – Diluted (in millions)	221.0	220.4
Other Data from Continuing Operations
Depreciation and amortization	$258.0	$227.9
Capital expenditures – Refer to page 9	$409.6	$500.1

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 December	30 September
(Millions of dollars)	2018	2018
Assets
Current Assets
Cash and cash items	$2,923.3	$2,791.3
Short-term investments	12.3	184.7
Trade receivables, net	1,268.2	1,207.2
Inventories	403.4	396.1
Prepaid expenses	74.9	129.6
Other receivables and current assets	407.8	373.3
Total Current Assets	5,089.9	5,082.2
Investment in net assets of and advances to equity affiliates	1,242.4	1,277.2
Plant and equipment, at cost	21,586.5	21,490.2
Less: accumulated depreciation	11,626.7	11,566.5
Plant and equipment, net	9,959.8	9,923.7
Goodwill, net	780.4	788.9
Intangible assets, net	416.9	438.5
Noncurrent capital lease receivables	985.9	1,013.3
Other noncurrent assets	666.7	654.5
Total Noncurrent Assets	14,052.1	14,096.1
Total Assets	$19,142.0	$19,178.3
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,738.3	$1,817.8
Accrued income taxes	111.9	59.6
Short-term borrowings	23.0	54.3
Current portion of long-term debt	430.3	406.6
Total Current Liabilities	2,303.5	2,338.3
Long-term debt	2,954.4	2,967.4
Long-term debt – related party	360.2	384.3
Other noncurrent liabilities	1,551.6	1,536.9
Deferred income taxes	768.9	775.1
Total Noncurrent Liabilities	5,635.1	5,663.7
Total Liabilities	7,938.6	8,002.0
Air Products Shareholders’ Equity	10,882.9	10,857.5
Noncontrolling Interests	320.5	318.8
Total Equity	11,203.4	11,176.3
Total Liabilities and Equity	$19,142.0	$19,178.3

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	31 December
(Millions of dollars)	2018	2017
Operating Activities
Net income	$357.0	$161.7
Less: Net income attributable to noncontrolling interests of continuing operations	9.5	7.1
Net income attributable to Air Products	347.5	154.6
Loss from discontinued operations	—	1.0
Income from continuing operations attributable to Air Products	347.5	155.6
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	258.0	227.9
Deferred income taxes	(1.0)	(76.7)
Tax reform repatriation	46.2	310.3
Facility closure	29.0	—
Undistributed losses of unconsolidated affiliates	1.0	29.9
Gain on sale of assets and investments	(.7)	(.6)
Share-based compensation	9.3	11.8
Noncurrent capital lease receivables	24.8	23.3
Other adjustments	12.7	5.3
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(73.6)	(34.2)
Inventories	(10.4)	(8.4)
Other receivables	10.3	23.8
Payables and accrued liabilities	(55.4)	(113.5)
Other working capital	57.5	5.5
Cash Provided by Operating Activities	655.2	560.0
Investing Activities
Additions to plant and equipment	(403.4)	(256.6)
Acquisitions, less cash acquired	—	(237.1)
Proceeds from sale of assets and investments	1.1	10.6
Purchases of investments	(5.3)	(212.2)
Proceeds from investments	178.0	208.9
Other investing activities	3.1	5.6
Cash Used for Investing Activities	(226.5)	(480.8)
Financing Activities
Payments on long-term debt	(2.6)	(408.6)
Net decrease in commercial paper and short-term borrowings	(38.0)	(40.7)
Dividends paid to shareholders	(241.5)	(207.5)
Proceeds from stock option exercises	4.7	34.4
Other financing activities	(12.4)	(18.7)
Cash Used for Financing Activities	(289.8)	(641.1)
Discontinued Operations
Cash used for operating activities	—	(3.1)
Cash provided by investing activities	—	—
Cash provided by financing activities	—	—
Cash Used for Discontinued Operations	—	(3.1)
Effect of Exchange Rate Changes on Cash	(6.9)	14.0
Increase (Decrease) in Cash and Cash Items	132.0	(551.0)
Cash and Cash items - Beginning of Year	2,791.3	3,273.6
Cash and Cash items - End of Period	$2,923.3	$2,722.6
Supplemental Cash Flow Information
Cash paid for taxes (net of refunds) - Continuing operations	$28.7	$61.0

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Segment Total
Three Months Ended 31 December 2018
Sales	$989.2	$524.2	$626.8	$68.2	$15.6	$2,224.0
Operating income (loss)	219.2	105.6	201.8	3.9	(46.5)	484.0
Depreciation and amortization	125.6	46.3	79.9	2.1	4.1	258.0
Equity affiliates' income	22.6	13.7	16.2	.4	—	52.9
Three Months Ended 31 December 2017
Sales	$909.8	$515.9	$643.6	$133.0	$14.3	$2,216.6
Operating income (loss)	217.2	104.5	175.5	9.5	(46.0)	460.7
Depreciation and amortization	117.8	49.1	56.8	1.6	2.6	227.9
Equity affiliates' income	18.6	13.1	14.2	.4	—	46.3

Total Assets
31 December 2018	$5,859.6	$3,214.6	$6,037.0	$255.4	$3,775.4	$19,142.0
30 September 2018	5,904.0	3,280.4	5,899.5	240.1	3,854.3	19,178.3
Below is a reconciliation of segment total operating income to consolidated operating income:

	Three Months Ended
	31 December
Operating Income	2018	2017
Segment total	$484.0	$460.7
Facility closure	(29.0)	—
Consolidated Total	$455.0	$460.7
Below is a reconciliation of segment total equity affiliates' income to consolidated equity affiliates' income:

	Three Months Ended
	31 December
Equity Affiliates' Income	2018	2017
Segment total	$52.9	$46.3
Tax reform repatriation - equity method investment	—	(32.5)
Consolidated Total	$52.9	$13.8

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars, unless otherwise indicated)
1. INCOME TAXES
U.S. Tax Cuts and Jobs Act
On 22 December 2017, the United States enacted the U.S. Tax Cuts and Jobs Act (the “Tax Act”) which significantly changed existing U.S. tax laws, including a reduction in the federal corporate income tax rate from 35% to 21%, a deemed repatriation tax on unremitted foreign earnings, as well as other changes. During the first quarter of fiscal year 2019, we recorded a net tax expense of $40.6. The net expense includes the reversal of the $56.2 benefit recorded in the fourth quarter of fiscal year 2018 related to the U.S. taxation of deemed foreign dividends. We recorded this reversal based on our intent to follow proposed regulations that were issued during the first quarter of 2019. Additionally, in completing our accounting for the impacts of the Tax Act we recorded a benefit of $15.6 to reduce total expected costs related to the deemed repatriation tax.
We consider our accounting for the provisions of the Tax Act complete as of 31 December 2018, within the prescribed one-year measurement period. The total collective impact of the Tax Act is a net tax expense of $221.2 and a reduction to equity affiliates' income of $28.5 for future costs of repatriation that will be borne by an equity affiliate. Due to the Company’s fiscal year, certain amounts will be finalized upon the completion and filing of our U.S. federal 2018 tax return, which is due in the fourth quarter of fiscal year 2019. Any changes to the tax positions reflected in the tax return could result in an adjustment to the total impact of the Tax Act.
2. FACILITY CLOSURE
In December 2018, one of our customers was subject to a government enforced shutdown due to environmental reasons. As a result, we recognized a charge of $29.0 ($22.1 after-tax, or $.10 per share), primarily related to the write-off of onsite assets, during the first quarter of fiscal year 2019. This charge is reflected on our consolidated income statements as “Facility closure” and has been excluded from segment results. Annual sales and operating income associated with this customer prior to the facility closure were not material to the Industrial Gases – Asia segment. We do not expect to recognize additional charges related to this shutdown.